SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 24, 2006

VCampus Corporation

(Exact name of Company as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-21421	54-1290319
(Commission File Number)	(IRS Employer ID Number)

1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191
(Address of principal executive offices) (Zip Code)

Company’s telephone number, including area code   (703) 893-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation

On February 24, 2006, holders of a majority of the 2004 Series A and Series B Senior Secured Convertible Notes due April 1, 2009 of VCampus Corporation (the “Company”) notified the Company that they believe an event of default exists under the Notes based on the Company’s failure to acknowledge their alleged right to have the conversion price on their Notes and the exercise price on their warrants reduced from $1.63 per share to $0.50 per share, which is the lowest potential reset conversion price for the Series A-1 Preferred Stock that the Company issued to other investors in its December 2005 financing. The material terms of the Series A-1 financing are disclosed in the Company’s current reports on Form 8-K filed with the SEC on December 14, 2005 and January 6, 2006, which reports are incorporated herein by reference.

The Company disputes the claims made by the Note holders for a number of reasons, including the fact that the antidilution rights expire, pursuant to the express terms of the Notes and warrants, prior to the price reset date on March 31, 2006, and hence the antidilution rights will expire prior to the happening of the alleged event or contingency that might otherwise trigger the rights. Consequently, the Company believes the Note holders’ allegations are without merit. Although the Company firmly believes no event of default has occurred, the Company intends to pursue negotiations with the Note holders in an effort to reach an amicable resolution of the matter.

If we are unable to resolve the dispute and in the event the Note holders were successful in pursuing their claims, they would thereafter be entitled to formally declare a default and immediately accelerate the entire amount of the indebtedness and pursue their rights as the senior secured creditor with respect to the Company’s assets. The Note holders would also be entitled to pursue any other remedies they might have available under the Notes and applicable law, including money damages and/or conversion of their indebtedness and exercise of their warrants for shares of common stock at the reduced price (which, in any event, would be no lower than $0.61, instead of $0.50). The Note holders hold warrants for the purchase of 978,533 shares of common stock.

The total outstanding principal remaining under the Notes as of December 31, 2005 amounted to $1,385,389. Cash payments for principal under these notes are approximately $99,000 per quarter through the maturity date in April 2009. Initial cash payments for interest under these notes are approximately $32,000 per quarter beginning July 1, 2005 and will gradually be reduced as the principal is paid down. The Company has timely made all installments due under the Notes. The next installment is due in April 2006 and the Company fully expects to make that installment and all future payments when due.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VCAMPUS CORPORATION

Date: March 1, 2006
/s/ Christopher L. Nelson
Christopher L. Nelson
Chief Financial Officer